                                                                 EXHIBIT (14)(A)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 (the "Registration Statement") of our report dated February 27, 2009, relating to the financial statements and financial highlights of Seligman Growth Fund, Inc. appearing in the Annual Report on Form N-CSR of Seligman Growth Fund, Inc. for the year ended December 31, 2008, and to the references to us under the headings "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information dated May 1, 2008, which is incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Registration Statement.


/s/ Deloitte & Touche LLP
-------------------------------------
DELOITTE & TOUCHE LLP

New York, New York

April 13, 2009